EX-99.28(a)(v)

DRIEHAUS MUTUAL FUNDS

Written Instrument Pursuant to Section 2.1

of Article II of the Declaration of Trust

ACKNOWLEDGEMENT OF RETIREMENT AND SETTING THE NUMBER OF TRUSTEES

The undersigned, being all of the members of the Board of Trustees of Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to an Amended and Restated Declaration of Trust dated June 6, 2013 (the “Declaration of Trust”), pursuant to Section 2.1 of Article II of the Declaration of Trust, do hereby adopt the following resolutions:

WHEREAS, Daniel F. Zemanek has retired as Trustee of the Driehaus Mutual Funds effective as of December 31, 2022, pursuant to the Trust’s Governance Procedures and Guidelines;

WHEREAS, Francis J. Harmon has retired as Trustee of the Driehaus Mutual Funds effective as of December 31, 2022, pursuant to the Trust’s Governance Procedures and Guidelines;

WHEREAS, in accordance with Section 2.1 of Article II of the Declaration of Trust, the Trustees have determined to set the number of Trustees of the Trust at four (4).

THEREFORE, BE IT RESOLVED, that the number of Trustees of the Trust is set at four (4).

This consent shall have the same force and effect as a unanimous vote of the Board of Trustees acting at a fully called meeting of the Board of Trustees.

Effective Date: December 31, 2022.

s/ Dawn M. Vroegop Dawn M. Vroegop /s/ Theodore J. Beck Theodore J. Beck	/s/ Christopher J. Towle Christopher J. Towle /s/ Stephen T. Weber Stephen T. Weber